Exhibit 99.1

THE WENDY’S COMPANY REPORTS SECOND-QUARTER 2016 RESULTS

North America system same-restaurant sales increase 0.4% (+2.6% on a two-year basis)

North America Company-operated restaurant margin increases 370 bps to 21.9%

Image Activation momentum continues;

26% of North America system now in new restaurant image

Company provides updated 2016 outlook, increases long-term margin goal

Company repurchases 5.9 million shares for $61.0 million in second quarter

Dublin, Ohio (August 10, 2016) – The Wendy’s Company (NASDAQ: WEN) today reported unaudited results for the second quarter ended July 3, 2016.

“In the face of challenging industry conditions, we remain confident that Wendy’s® can win in the QSR space,” President and Chief Executive Officer Todd Penegor said. “The North America system has now recorded 14 consecutive quarters of positive same-restaurant sales, which demonstrates the long-term strength and relevance of our brand. We also believe that momentum from our strategic growth initiatives and continued improvement in key brand health metrics, such as quality and value perception, will set us up for sustainable growth in the future.”

“In the second quarter, we were able to maintain strong performance on the bottom line even as sales came in lower than we anticipated,” Penegor said. “While we are not fully satisfied with this outcome, this is a testament to the improved quality of our earnings as a result of transitioning to a predominantly franchised model, with royalties and rental income contributing a higher amount of earnings.”

“As we near completion of the third phase of our system optimization initiative, we are increasingly focused on driving adjusted EBITDA margin growth,” Chief Financial Officer Gunther Plosch said. “We have added this key metric to our 2020 goals to signify how important this measure will be to our business going forward. Based on a review of all revenues and costs, we are now increasing our long-term adjusted EBITDA margin target. We will provide details on the timing and progress in early 2017.”

Second-quarter 2016 summary

A summary of the Company’s second-quarter results is provided below. Due to the May 2015 sale of its bakery business, the Company has presented its bakery results as discontinued operations for all periods presented in its consolidated financial statements. See “Disclosure Regarding Non-GAAP Financial Measures” and the reconciliation tables that accompany this release for a discussion and reconciliation of certain non-GAAP financial measures included in this release (i.e., adjusted EBITDA, adjusted EBITDA margin, adjusted earnings per share, adjusted tax rate and free cash flow). As used in this release, the terms adjusted EBITDA and adjusted earnings per share refer to adjusted EBITDA from continuing operations and adjusted earnings per share from continuing operations, respectively.

•	Same-restaurant sales increased 0.4 percent at North America system restaurants in the second quarter of 2016. On a two-year basis, second-quarter 2016 same-restaurant sales increased 2.6 percent for the North America system.

•	Revenues were $382.7 million in the second quarter of 2016, compared to $489.5 million in the second quarter of 2015. The 21.8 percent decrease resulted primarily from the ownership of 361 fewer Company-operated restaurants at the end of the 2016 second quarter compared to the beginning of the 2015 second quarter.

•	Franchise revenues were $123.5 million in the second quarter of 2016, compared to $104.5 million in the second quarter of 2015. The 18.2 percent increase resulted from higher rental income and royalty revenue primarily as a result of the Company’s system optimization initiative.

•	North America Company-operated restaurant margin was 21.9 percent in the second quarter of 2016, compared to 18.2 percent in the second quarter of 2015. The 370 basis-point increase was primarily the result of the positive impact of lower commodity costs and the favorable impact from the Company’s Image Activation program.

•	General and administrative expense was $61.1 million in the second quarter of 2016, compared to $60.8 million in the second quarter of 2015.

•	Operating profit was $65.6 million in the second quarter of 2016, compared to $64.3 million in the second quarter of 2015. The 2.0 percent increase resulted primarily from higher franchise revenues, a year-over-year decrease in Depreciation and amortization and lower Impairment of long-lived assets, partly offset by a year-over-year decrease in System optimization gains, net and a year-over-year increase in Other operating expense, net.

•	Interest expense was $28.6 million in the second quarter of 2016, compared to $17.2 million in the second quarter of 2015. The increase resulted primarily from higher total debt levels related to the Company’s debt restructuring completed in the second quarter of 2015.

•	Income from continuing operations was $26.5 million in the second quarter of 2016, compared to $24.8 million in the second quarter of 2015. The 6.9 percent increase resulted from year-over-year decreases in Loss on early extinguishment of debt and Provision for income taxes, in addition to the items mentioned above.

•	Net income was $26.5 million in the second quarter of 2016, compared to $40.2 million in the second quarter of 2015. The 34.1 percent decrease resulted primarily from a year-over-year decrease in Gain on disposal of discontinued operations, net of income taxes, in addition to the items mentioned above.

•	Adjusted EBITDA from continuing operations was $102.5 million in the second quarter of 2016, compared to $104.3 million in the second quarter of 2015. The 1.7 percent decrease resulted primarily from the ownership of 361 fewer Company-operated restaurants at the end of the 2016 second quarter compared to the beginning of the 2015 second quarter.

•	Adjusted EBITDA margin (adjusted EBITDA divided by total revenues) was 26.8 percent in the second quarter of 2016, compared to 21.3 percent in the second quarter of 2015. The 550 basis-point improvement reflects the positive impact of the Company’s system optimization initiative.

•	Reported diluted earnings per share from continuing operations were $0.10 in the second quarter of 2016, compared to $0.07 in the second quarter of 2015. The increase is primarily the result of a 27.1 percent year-over-year reduction in the weighted average diluted shares outstanding.

•	Reported diluted earnings per share were $0.10 in the second quarter of 2016, compared to $0.11 in the second quarter of 2015.

•	Adjusted earnings per share from continuing operations were $0.10 in the second quarter of 2016, compared to $0.08 in the second quarter of 2015.

System optimization continues to yield positive results

The Company remains on track with its plan to reduce its Company-operated restaurant ownership to approximately 5 percent of the total system by the end of 2016. As part of this plan, the Company intends to sell a total of approximately 315 restaurants to franchisees during 2016. Through the end of the second quarter, the Company has sold a total of 55 restaurants. The Company now expects the third phase of system optimization to generate pretax proceeds of approximately $435 million.

“We are now in the final stages of our system optimization initiative,” Penegor said. “We have awarded all remaining markets to be sold in 2016 to strong operators who have demonstrated a commitment to Image Activation and opening new restaurants. We are confident we will strengthen the Wendy’s brand as a result of these transactions.”

“Going forward, we intend to buy and sell restaurants to act as a catalyst for growth by further strengthening our franchisee base, driving new restaurant development and accelerating Image Activation adoption,” Penegor said. “We are also facilitating franchisee-to-franchisee restaurant transfers to ensure that we are putting restaurants in the hands of well capitalized franchisees that are committed to long-term growth.”

Momentum of Image Activation and new restaurant development continues

The Company and its franchisees plan to reimage a total of 430 North America system restaurants and build 110 new North America restaurants in 2016. This is in addition to the 519 total North America system reimages and new restaurants built during 2015.

“Our pipeline for restaurant reimaging and new restaurant development remains strong,” Penegor said. “The North America system opened 12 new restaurants during the second quarter and we expect to deliver the first year of net new restaurant openings since 2010. With more than 26 percent of the North America system now featuring our new image, we are on pace to achieve our goal of reimaging at least 60 percent of our North America restaurants by the end of 2020.”

Company repurchases 5.9 million shares for $61.0 million in second quarter

The Company repurchased 5.9 million shares for $61.0 million in the second quarter at an average price of $10.37 per share. The Company has approximately $248 million remaining on its $1.4 billion share repurchase authorization, which expires at the end of 2016.

Company issues updated 2016 outlook

This release includes forward-looking guidance for certain non-GAAP financial measures, including adjusted EBITDA, adjusted earnings per share and adjusted tax rate. The Company excludes certain expenses and benefits from adjusted EBITDA, adjusted earnings per share and adjusted tax rate, such as impairment of long-lived assets, reorganization and realignment costs and system optimization gains, net. Due to the uncertainty and variability of the nature and amount of certain future expenses and benefits related to our system optimization initiative, the Company is unable without unreasonable effort to provide projections of net income, earnings per share or reported tax rate or a reconciliation of projected adjusted EBITDA, adjusted earnings per share or adjusted tax rate to projected net income, earnings per share or reported tax rate.

The Company is increasing its outlook for 2016 adjusted earnings per share to $0.39 to $0.40 from its prior guidance of $0.38 to $0.40 and increasing its outlook for 2016 adjusted EBITDA to flat to up 1 percent compared to 2015 from its prior guidance of down 1 percent to up 1 percent.

The Company now expects:

•	Same-restaurant sales growth of approximately 1.0 to 2.0 percent for the North America system.

•	Restaurant margin of approximately 19.0 percent at North America Company-operated restaurants.

•	Commodity costs to decrease approximately 5 to 6 percent compared to 2015.

In addition, the Company continues to expect:

•	Cash flows from operations of approximately $185 to $220 million.

•	Capital expenditures of approximately $135 to $145 million.

•	Free cash flow (cash flows from operations minus capital expenditures) of approximately $50 to $75 million.

•	General and administrative expense of approximately $245 to $250 million, which includes absorbing the incremental cost related to the unusual payment card activity, as well as increased legal reserves.

•	Interest expense of approximately $110 million.

•	Depreciation and amortization expense of approximately $130 to $135 million, including accelerated depreciation of approximately $5 million.

•	An adjusted tax rate of approximately 32 to 34 percent.

The Company’s 2016 outlook includes the impact of overlapping a 53rd operating week in 2015.

Company on track to achieve 2020 North America system goals, adds adjusted EBITDA margin as new 2020 Company goal

The Company continues to expect to achieve the following North America system goals by the end of 2020:

•	Average unit sales volumes of $2.0 million.

•	Restaurant margins of 20 percent.

•	A sales-to-investment ratio of at least 1.3 times for new restaurants.

•	Restaurant development growth of 1,000 new restaurants (approximately 500 net).

•	The reimaging of at least 60 percent of North America total system restaurants.

The Company now expects to achieve adjusted EBITDA margin of 38 to 40 percent, an increase from its prior long-term target of greater than 35 percent.

Conference call and webcast scheduled for 9 a.m. today, August 10

The Company will host a conference call today at 9 a.m. ET, with a simultaneous webcast from the Investors section of the Company’s website at www.aboutwendys.com. The live conference call will be available at (877) 572-6014 or, for international callers, at (281) 913-8524. An archived webcast will be available on the Company’s website at www.aboutwendys.com.

Forward-looking statements

This news release contains certain statements that are not historical facts, including, most importantly, information concerning possible or assumed future results of operations of The Wendy’s Company and its subsidiaries (collectively, the “Company”). Those statements, as well as statements preceded by, followed by, or that include the words “may,” “believes,” “plans,” “expects,” “anticipates,” or the negation thereof, or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). In addition, all statements that address future operating, financial or business performance; strategies, initiatives or expectations; future synergies, efficiencies or overhead savings; anticipated costs or charges; future capitalization; and anticipated financial impacts of recent or pending transactions are forward-looking statements within the meaning of the Reform Act. The forward-looking statements are based on the Company’s expectations at the time, speak only as of the dates they are made and are susceptible to a number of risks, uncertainties and other factors. The Company’s actual results, performance and achievements may differ materially from any future results, performance or achievements expressed in or implied by the forward-looking statements. For all forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Reform Act. Many important factors could affect future results and could cause those results to differ materially from those expressed in or implied by the forward-looking statements. Such factors, all of which are difficult or impossible to predict accurately, and many of which are beyond the Company’s control, include, but are not limited to:

(1)	changes in the quick-service restaurant industry, such as consumer trends toward value-oriented products and promotions or toward consuming fewer meals away from home;

(2)	prevailing economic, market and business conditions affecting the Company, including competition from other food service providers, high unemployment and decreased consumer spending levels;

(3)	the ability to effectively manage the acquisition and disposition of restaurants;

(4)	cost and availability of capital;

(5)	cost fluctuations associated with food, supplies, energy, fuel, distribution or labor;

(6)	the financial condition of the Company’s franchisees;

(7)	food safety events, including instances of food-borne illness involving the Company or its supply chain;

(8)	conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies, or acts of war or terrorism;

(9)	risks associated with failures, interruptions or security breaches of the Company’s computer systems or technology, or the occurrence of cyber incidents or a deficiency in cyber security that impacts the Company or its franchisees, including the cybersecurity incident previously announced;

(10)	the effects of negative publicity that can occur from increased use of social media;

(11)	the availability of suitable locations and terms for the development of new restaurants;

(12)	risks associated with the Image Activation program;

(13)	adoption of new, or changes in, laws, regulations or accounting policies and practices;

(14)	changes in debt, equity and securities markets;

(15)	goodwill and long-lived asset impairments;

(16)	changes in interest rates;

(17)	the difficulty in predicting the ultimate costs associated with the sale of Company-operated restaurants to franchisees, employee termination costs, the timing of payments made and received, the results of negotiations with landlords, the impact of the sale of restaurants on ongoing operations, any tax impact from the sale of restaurants and the future impact to the Company’s earnings, restaurant operating margins, cash flow and depreciation;

(18)	risks associated with the Company’s debt refinancing, including the ability to generate sufficient cash flow to meet increased debt service obligations, compliance with operational and financial covenants, and restrictions on the Company’s ability to raise additional capital;

(19)	risks associated with the amount and timing of share repurchases under the $1.4 billion share repurchase program approved by the Board of Directors; and

(20)	other factors cited in the Company’s news releases, public statements and/or filings with the Securities and Exchange Commission, including those identified in the “Risk Factors” sections of the Company’s Forms 10-K and 10-Q.

The Company’s franchisees are independent third parties that the Company does not control. Numerous factors beyond the control of the Company and its franchisees may affect new restaurant openings. Accordingly, there can be no assurance that commitments under development agreements with franchisees will result in new restaurant openings. In addition, numerous factors beyond the control of the Company and its franchisees may affect franchisees’ ability to reimage existing restaurants in accordance with the Company’s expectations.

All future written and oral forward-looking statements attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict these events or their impact.

The Company assumes no obligation to update forward-looking statements as a result of new information, future events or developments, except as required by federal securities laws. The Company does not endorse any projections regarding future performance that may be made by third parties.

Disclosure regarding non-GAAP financial measures

In addition to the GAAP financial measures presented in this release, the Company has included certain non-GAAP financial measures in this release, including adjusted EBITDA, adjusted EBITDA margin, adjusted earnings per share and adjusted tax rate. These non-GAAP financial measures exclude certain expenses and benefits as detailed in the reconciliation tables that accompany this release. The Company uses these non-GAAP financial measures as internal measures of business operating performance and as performance measures for benchmarking against the Company’s peers and competitors. Adjusted EBITDA and adjusted earnings per share are also used by the Company in establishing performance goals for purposes of executive compensation.

The Company believes its presentation of adjusted EBITDA, adjusted EBITDA margin, adjusted earnings per share and adjusted tax rate provides a meaningful perspective of the underlying operating performance of our current business and enables investors to better understand and evaluate our historical and prospective operating performance. The Company believes these non-GAAP financial measures are important supplemental measures of operating performance because they eliminate items that vary from period to period without correlation to our core operating performance and highlight trends in our business that may not otherwise be apparent when relying solely on GAAP financial measures. Due to the nature and/or size of the items being excluded, such items do not reflect future gains, losses, expenses or benefits and are not indicative of our future operating performance. The Company believes investors, analysts and other interested parties use adjusted EBITDA, adjusted EBITDA margin, adjusted earnings per share and adjusted tax rate in evaluating issuers, and the presentation of these measures facilitates a comparative assessment of the Company’s operating performance in addition to the Company’s performance based on GAAP results.

This release also includes guidance regarding the Company’s free cash flow. Free cash flow is a non-GAAP financial measure that is used by the Company as an internal measure of liquidity. The Company defines free cash flow as cash flows from operations minus capital expenditures, both as reported under GAAP. The Company believes free cash flow is an important liquidity measure for investors and other interested persons because it communicates how much cash flow is available for working capital needs or to be used for repurchasing shares, paying dividends, repaying or refinancing debt, financing possible acquisitions or investments or other uses of cash.

Adjusted EBITDA, adjusted EBITDA margin, adjusted earnings per share, adjusted tax rate and free cash flow are not recognized terms under U.S. General Accepted Accounting Principles, and the Company’s presentation of these non-GAAP financial measures does not replace the presentation of the Company’s financial results in accordance with GAAP. Because all companies do not calculate adjusted EBITDA, adjusted EBITDA margin, adjusted earnings per share, adjusted tax rate and free cash flow (and similarly titled financial measures) in the same way, those measures as used by other companies may not be consistent with the way the Company calculates such measures. The non-GAAP financial measures included in this release should not be construed as substitutes for or better indicators of the Company’s performance than the most directly comparable GAAP financial measures.

Key Business Measures

The Company tracks its results of operations and manages its business using certain key business measures, including North America system same-restaurant sales. North America system same-

restaurant sales includes sales by both Company-operated restaurants and franchise restaurants located in the U.S. and Canada. The Company reports same-restaurant sales for new restaurants after they have been open for 15 continuous months and for reimaged restaurants as soon as they reopen. This methodology is consistent with the metric used by management for internal reporting and analysis. Prior to the first quarter of 2016, the Company reported same-restaurant sales for reimaged restaurants after they had been open for three continuous months. Same-restaurant sales exclude the impact of currency translation.

Same-restaurant sales is a commonly used statistical measure in the quick-service restaurant industry that is important to understanding Company performance. The Company believes North America system same-restaurant sales data is useful in assessing consumer demand for the Company’s products, the overall strength of the Wendy’s brand and, ultimately, the performance of the Company. Sales by franchise restaurants to their customers are not recorded as Company revenues and are not included in the Company’s consolidated financial statements. However, the Company’s royalty revenues are computed as percentages of sales made by Wendy’s franchisees and, as a result, sales by franchisees have a direct effect on the Company’s royalty revenues and therefore on the Company’s profitability.

About The Wendy’s Company

The Wendy’s Company is the world’s third-largest quick-service hamburger company. The Wendy’s system includes approximately 6,500 franchise and Company-operated restaurants in the United States and 29 countries and U.S. territories worldwide. For more information, visit www.aboutwendys.com.

Investor Contact:

Peter Koumas

Group Manager - Investor Relations

(614) 764-8478

peter.koumas@wendys.com

Media Contact:

Bob Bertini

(614) 764-3327

bob.bertini@wendys.com

The Wendy’s Company and Subsidiaries

Consolidated Statements of Operations

Three and Six Month Periods Ended July 3, 2016 and June 28, 2015

(In Thousands Except Per Share Amounts)

	Three Months Ended		Six Months Ended
	2016	2015	2016	2015
	(Unaudited)
Revenues:
Sales	$259,235	$385,048	$518,567	$742,617
Franchise revenues	123,483	104,486	242,938	198,686

	382,718	489,534	761,505	941,303

Costs and expenses:
Cost of sales	202,554	315,122	417,290	620,233
General and administrative	61,124	60,771	125,770	120,469
Depreciation and amortization	30,749	39,335	63,094	74,880
System optimization gains, net	(1,924)	(15,654)	(10,350)	(14,849)
Reorganization and realignment costs	2,487	6,279	5,737	10,892
Impairment of long-lived assets	5,525	10,018	12,630	11,955
Other operating expense, net	16,555	9,355	17,857	15,504

	317,070	425,226	632,028	839,084

Operating profit	65,648	64,308	129,477	102,219
Interest expense	(28,643)	(17,201)	(56,752)	(29,944)
Loss on early extinguishment of debt	—	(7,295)	—	(7,295)
Other income, net	276	272	538	511

Income from continuing operations before income taxes	37,281	40,084	73,263	65,491
Provision for income taxes	(10,801)	(15,259)	(21,420)	(22,516)

Income from continuing operations	26,480	24,825	51,843	42,975
Discontinued operations:
Income from discontinued operations, net of income taxes	—	231	—	9,588
Gain on disposal of discontinued operations, net of income taxes	—	15,139	—	15,139

Net income from discontinued operations	—	15,370	—	24,727

Net income	$26,480	$40,195	$51,843	$67,702

Basic income per share:
Continuing operations	$.10	$.07	$.19	$.12
Discontinued operations	—	.04	—	.07
Net income	$.10	$.11	$.19	$.19

Diluted income per share:
Continuing operations	$.10	$.07	$.19	$.12
Discontinued operations	—	.04	—	.07
Net income	$.10	$.11	$.19	$.18

Number of shares used to calculate basic income per share	265,915	363,766	268,065	365,175

Number of shares used to calculate diluted income per share	270,265	370,542	272,507	371,875

	July 3, 2016	January 3, 2016
	(Unaudited)	(Audited)
Balance Sheet Data:
Cash and cash equivalents	$266,180	$327,216
Total assets	4,135,220	4,108,720
Long-term debt, including current portion	2,509,115	2,426,113
Total stockholders’ equity	693,164	752,914

Reconciliation of Net Income to Adjusted EBITDA from Continuing Operations

(In Thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	2016	2015	2016	2015
Net income	$26,480	$40,195	$51,843	$67,702
Net income from discontinued operations	—	(15,370)	—	(24,727)

Income from continuing operations	26,480	24,825	51,843	42,975
Provision for income taxes	10,801	15,259	21,420	22,516

Income from continuing operations before income taxes	37,281	40,084	73,263	65,491
Other income, net	(276)	(272)	(538)	(511)
Loss on early extinguishment of debt	—	7,295	—	7,295
Interest expense	28,643	17,201	56,752	29,944

Operating profit	65,648	64,308	129,477	102,219
Plus (less):
Depreciation and amortization	30,749	39,335	63,094	74,880
Impairment of long-lived assets	5,525	10,018	12,630	11,955
Reorganization and realignment costs	2,487	6,279	5,737	10,892
System optimization gains, net	(1,924)	(15,654)	(10,350)	(14,849)

Adjusted EBITDA from continuing operations	$102,485	$104,286	$200,588	$185,097

Adjusted EBITDA margin	26.8%	21.3%	26.3%	19.7%

Reconciliation of Income and Diluted Earnings Per Share from Continuing Operations to Adjusted Income and

Adjusted Earnings Per Share from Continuing Operations

(In Thousands Except Per Share Amounts)

(Unaudited)

	Three Months Ended
	2016	2015
Income from continuing operations	$26,480	$24,825

Plus (less):
Impairment of long-lived assets	5,525	10,018
Reorganization and realignment costs	2,487	6,279
Depreciation of assets that will be replaced as part of the Image Activation initiative	1,393	4,280
Loss on early extinguishment of debt	—	7,295
System optimization gains, net	(1,924)	(15,654)

Total adjustments	7,481	12,218
Income tax impact on adjustments[1]	(7,015)	(8,342)

Total adjustments, net of income taxes	466	3,876

Adjusted income from continuing operations	$26,946	$28,701

Diluted earnings per share from continuing operations	$0.10	$0.07
Total adjustments per share, net of income taxes	0.00	0.01

Adjusted earnings per share from continuing operations	$0.10	$0.08

	Six Months Ended
	2016	2015
Income from continuing operations	$51,843	$42,975

Plus (less):
Impairment of long-lived assets	12,630	11,955
Reorganization and realignment costs	5,737	10,892
Depreciation of assets that will be replaced as part of the Image Activation initiative	3,215	4,104
Loss on early extinguishment of debt	—	7,295
System optimization gains, net	(10,350)	(14,849)

Total adjustments	11,232	19,397
Income tax impact on adjustments[1]	(6,840)	(11,303)

Total adjustments, net of income taxes	4,392	8,094

Adjusted income from continuing operations	$56,235	$51,069

Diluted earnings per share from continuing operations	$0.19	$0.12
Total adjustments per share, net of income taxes	0.02	0.02

Adjusted earnings per share from continuing operations	$0.21	$0.14

[1]	The (benefit from) provision for income taxes on “System optimization gains, net” was $(3,372) and $2,435 for the three months ended July 3, 3016 and June 28, 2015, respectively, and $1,490 and $1,916 for the six months ended July 3, 2016 and June 28, 2015, respectively. The (benefit from) provision for income taxes on “System optimization gains, net” includes changes to state deferred taxes, changes to valuation allowances on state net operating loss carryforwards, the impact of non-deductible goodwill disposed of in connection with our system optimization initiative and adjustments related to prior year tax matters. The benefit from income taxes on all other adjustments was calculated using an effective tax rate of 38.7% for both the three months ended July 3, 2016 and June 28, 2015 and 38.6% for both the six months ended July 3, 2016 and June 28, 2015.